Exhibit 23.01

Consent of Ireland San Filippo, LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-33564, 333-63315 and 333-73150) pertaining to the 401(k) Savings and Investment Plan of Oracle Corporation of our report dated June 24, 2005, with respect to the financial statements and schedule of the Oracle Corporation 401(k) Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ IRELAND SAN FILIPPO, LLP

South San Francisco, California

June 24, 2005